SCHEDULE 14A

(Rule 14a-101) Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Kinder Morgan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 Dallas, Suite 1000

Houston, Texas 77002

April 3, 2003

To our stockholders:

You are cordially invited to attend the annual meeting of our stockholders to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas on Thursday, May 8, 2003 at 10:00 a.m. local time. The meeting has been called by our Board of Directors.

The accompanying proxy statement describes the matters to be presented for approval at the annual meeting. In summary, the agenda of the meeting will include the election of Class I Directors, the ratification of the selection of our auditors and the stockholder proposals relating to indexed stock options and expensing stock options.

Representation of your shares at the meeting is very important. We urge each stockholder, whether or not you plan to attend the meeting, to promptly vote by proxy. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your continued support. We look forward to seeing you on May 8th.

Sincerely,

Richard D. Kinder

Chairman and Chief Executive Officer

500 Dallas, Suite 1000

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2003

To our stockholders:

We, the Board of Directors of Kinder Morgan, Inc., give notice that the annual meeting of our stockholders will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Thursday, May 8, 2003, beginning at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

(1)	the election of four Class I Directors to hold office for a three-year term in accordance with our Restated Articles of Incorporation and By-Laws;

(2)	the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2003;

(3)	the stockholder proposal relating to indexed stock options;

(4)	the stockholder proposal relating to expensing stock options; and

(5)	any and all other business that may properly come before the annual meeting or any postponement or adjournment thereof.

The date on which this proxy statement and the attached form of proxy will be first sent to our stockholders is April 3, 2003. We have set the close of business on March 12, 2003 as the record date for determining stockholders entitled to receive notice of and to vote at the annual meeting. A list of all stockholders entitled to vote is on file at our principal offices at 500 Dallas, Suite 1000, Houston, Texas 77002, and will be available for inspection by any stockholder during the meeting.

If you cannot attend the meeting, you may vote over the telephone or the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already voted by proxy.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Richard D. Kinder

Chairman and Chief Executive Officer

April 3, 2003

Houston, Texas

500 Dallas, Suite 1000

Houston, Texas 77002

TABLE OF CONTENTS

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500 Dallas, Suite 1000

Houston, Texas 77002

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 2003

This proxy statement contains information related to the annual meeting of our stockholders to be held on Thursday, May 8, 2003, beginning at 10:00 a.m. local time, at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, and to any postponements or adjournments thereof.

ABOUT THE MEETING

Who sent me this proxy statement?

Our Board of Directors sent you this proxy statement and proxy card. We will pay for the solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, telegraph, telefax or telex, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained ADP Investor Communication Services to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay to third parties approximately $9,000, plus out-of-pocket expenses, for these services.

Why did I receive this proxy statement and proxy card?

You received this proxy statement and proxy card from us because you owned our common stock as of the close of business on March 12, 2003. We refer to this date as the record date. This proxy statement contains important information for you to consider when deciding whether to vote for or against the election of directors, the ratification of the selection of our independent auditors and the stockholder proposals relating to indexed stock options and expensing stock options. Please read this proxy statement carefully.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters outlined in the notice of annual meeting included with this proxy statement, including the election of directors, the ratification of the selection of our independent auditors and the stockholder proposals relating to indexed stock options and expensing stock options. In addition, our management will report on our performance during fiscal 2002 and respond to questions from stockholders.

Who is entitled to vote at the annual meeting?

All stockholders who owned our common stock at the close of business on the record date, March 12, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held at the close of business on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of stockholders?

Each outstanding share of our common stock will be entitled to one vote on each matter to be considered.

Who can attend the annual meeting?

All stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in street name, that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of March 12, 2003, the record date, approximately 122,006,809 shares of our common stock were issued and outstanding.

Your common stock will be counted as present at the meeting if you:

•	are present at the meeting; or

•	have properly submitted a proxy card or voted over the telephone or the Internet.

Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Street name stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote over the telephone or the Internet in advance of the meeting.

If you sign and return the accompanying proxy card and no direction is given for any item on the proxy card, it will be voted for the election of the nominated slate directors, for the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2003 and against the two stockholder proposals.

Can I vote by telephone or electronically?

If you are a registered stockholder, that is, if you hold your stock in certificate form, you may vote over the telephone or the Internet by following the instructions included with your proxy card.

If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

If you are a registered stockholder, the deadline for voting by telephone or electronically is 11:59 p.m. Eastern Time on May 7, 2003.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you so request in person at the annual meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

•	for the election of the nominated slate of directors;

•	for the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2003;

•	against the stockholder proposal relating to indexed stock options; and

•	against the stockholder proposal relating to expensing stock options.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote on such matters in their own discretion.

What vote is required to approve each item?

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a “WITHHELD” vote will have the effect of a negative vote.

Other Items.    For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Do I have any dissenters’ rights?

No. Under the laws of the State of Kansas, dissenters’ rights are not available to our stockholders with respect to matters to be voted on at the annual meeting.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2003.

How can I find more information about Kinder Morgan?

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Copies of the material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. We are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We trade under the ticker symbol “KMI.” Our filings also are available to the public at the Commission’s web site at http://www.sec.gov. You may also request a copy of our filings by contacting our Secretary, c/o Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002.

COMMON STOCK OWNERSHIP

Who are the largest owners of our common stock?

Except as set forth below, we know of no single person or group that was the beneficial owner of more than 5% of our common stock as of March 5, 2003. The percentage listed in the column entitled “Percentage of Class” is calculated based on 122,003,884 shares of our common stock outstanding on March 5, 2003.

BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENTAGE OF CLASS

Richard D. Kinder	23,995,415(1)	19.67%

(1)	Includes 5,173 shares held by Mr. Kinder’s wife and 250 shares held by Mr. Kinder in a custodial account for his nephew. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these shares. The address for Mr. Kinder is 500 Dallas, Suite 1000, Houston, Texas 77002.

How much common stock do our directors and executive officers own?

The following table shows the amount of our common stock beneficially owned by our directors, our executive officers named in the Summary Compensation Table, and our directors and our executive officers as a group. The address of each beneficial owner is c/o Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002. Except as otherwise indicated, all information is as of March 5, 2003. None of our officers or directors is a party to any material proceedings adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.

BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENTAGE OF CLASS
Richard D. Kinder (1)	23,995,415	19.67%
Michael C. Morgan (2)	305,000	*
C. Park Shaper (3)	201,750	*
Edward H. Austin (4)	256,405	*
William J. Hybl (5)	64,424	*
Charles W. Battey (6)	58,470	*
H. A. True, III (7)	46,500	*
Stewart A. Bliss (8)	41,675	*
Edward Randall, III (9)	215,800	*
Fayez Sarofim (10)	2,366,060	1.94%
Ted A. Gardner (11)	251,159	*
Joseph Listengart (12)	91,800	*
Deborah Macdonald (13)	83,068	*
All current directors and executive officers as a group (16 persons) (14)	28,178,853	22.90%

* Less than 1%

(1)	Includes 5,173 shares held by Mr. Kinder’s wife and 250 shares held by Mr. Kinder in a custodial account for his nephew. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these shares.

(2)	Includes options to purchase 275,000 shares currently exercisable or exercisable within 60 days of March 5, 2003, and includes 12,500 restricted shares.

(3)	Includes options to purchase 143,750 shares currently exercisable or exercisable within 60 days of March 5, 2003, and includes 12,500 restricted shares.

(4)	Mr. Austin may be deemed to be the beneficial owner of 256,405 shares of our common stock. Of these shares, Mr. Austin has sole voting and investment power with respect to 56,507 shares which are owned directly of record and beneficially by him and may be deemed to have shared voting and investment power as to 144,898 shares of our common stock. Of the shares which are not subject to sole voting and investment power, 115,873 shares are held in a family limited partnership of which Mr. Austin is a general and limited partner and 29,025 shares are held in investment advisory accounts managed and/or monitored by Mr. Austin. Includes options to purchase 55,000 shares currently exercisable or exercisable within 60 days of March 5, 2003.

(5)	Includes options to purchase 50,500 shares currently exercisable or exercisable within 60 days of March 5, 2003. Includes 600 shares owned by Mr. Hybl’s spouse.

(6)	Includes options to purchase 41,500 shares currently exercisable or exercisable within 60 days of March 5, 2003.

(7)	Includes options to purchase 41,500 shares currently exercisable or exercisable within 60 days of March 5, 2003. Includes 225 shares held by Mr. True in a nominee account.

(8)	Includes options to purchase 37,000 shares currently exercisable or exercisable within 60 days of March 5, 2003.

(9)	Mr. Randall may be deemed to be the beneficial owner of 215,800 shares of our common stock. Of these shares, Mr. Randall has sole voting and investment power with respect to 126,000 shares which are owned directly of record and beneficially by him. 52,800 shares are held in trusts of which Mr. Randall is trustee, as to which he shares voting and investment power but has no beneficial interest. Includes options to purchase 37,000 shares currently exercisable or exercisable within 60 days of March 5, 2003.

(10)	Mr. Sarofim may be deemed to be the beneficial owner of 2,366,060 shares of our common stock. Of these shares, Mr. Sarofim has sole voting and investment power with respect to 1,500,000 shares which are owned of record and beneficially by him, and may be deemed to have shared voting power as to 481,201 shares of our common stock and shared investment power as to 846,060 shares of our common stock. Of the securities which are not subject to sole voting and investment power, 628,438 shares are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients, 160,251 shares are held by Sarofim International Management Company for its own account, 26,900 shares are held in investment advisory accounts managed by Sarofim International Management Company, and 4,500 shares are held in investment advisory accounts managed by Sarofim Trust Co. Fayez Sarofim & Co. is an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President, and, through a holding company, majority shareholder. Sarofim International Management Company and Sarofim Trust Co. are wholly-owned subsidiaries of Fayez Sarofim & Co. Additionally, 25,971 shares are held in trusts of which Mr. Sarofim is trustee, as to which he shares voting and investment power but has no beneficial interest. Includes options to purchase 20,000 shares currently exercisable or exercisable within 60 days of March 5, 2003.

(11)	Includes options to purchase 20,000 shares currently exercisable or exercisable within 60 days of March 5, 2003.

(12)	Includes options to purchase 78,800 shares currently exercisable or exercisable within 60 days of March 5, 2003, and includes 12,500 restricted shares.

(13)	Includes options to purchase 62,500 shares currently exercisable or exercisable within 60 days of March 5, 2003, and includes 12,500 restricted shares.

(14)	Includes options to purchase 1,029,425 shares exercisable within 60 days of March 5, 2003, and includes 59,200 restricted shares.

Unless otherwise indicated the directors and named executive officers have sole voting and investment power over the shares listed above, other than shared rights between the directors or named executive officers and their respective spouses.

The percentage listed in the column entitled “Percentage of Class” is calculated based on 122,003,884 shares of our common stock outstanding on March 5, 2003 and the respective options beneficially held by each director and/or officer, as appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2002.

Certain Relationships and Related Transactions

Retention Agreement

Effective January 17, 2002, we entered into a retention agreement with C. Park Shaper, an officer of us, Kinder Morgan G.P., Inc. and its delegate, Kinder Morgan Management, LLC. Pursuant to the terms of the agreement, Mr. Shaper obtained a $5 million personal loan guaranteed by us and Kinder Morgan Energy Partners, L.P. Mr. Shaper was required to purchase and did purchase our common stock and Kinder Morgan Energy Partners, L.P. common units in the open market with the loan proceeds. If he voluntarily leaves us prior to the end of five years, then he must repay the entire loan. On the fifth anniversary date of the agreement, provided Mr. Shaper has continued to be employed by us and/or the general partner of Kinder Morgan Energy Partners, L.P., then we and Kinder Morgan Energy Partners, L.P. will assume Mr. Shaper’s obligations under the loan. The agreement contains provisions that address termination for cause, death, disability and change of control. It is expected that our and Kinder Morgan Energy Partners, L.P.’s involvement in this loan will end in January 2007.

Lines of Credit

Kinder Morgan Energy Partners, L.P. has agreed to guarantee potential borrowings under lines of credit available from Wachovia Bank, National Association, formerly known as First Union National Bank, to Messrs. Listengart, Shaper and James Street and Ms. Macdonald. Each of these officers is primarily liable for any borrowing on his line of credit, and if Kinder Morgan Energy Partners, L.P. makes any payment with respect to an outstanding loan, the officer on behalf of whom payment is made must surrender a percentage of his options to purchase our common stock. Kinder Morgan Energy Partners, L.P.’s current obligations under the guaranties, on an individual basis, generally do not exceed $1.0 million and such obligations, in the aggregate, do not exceed $1.9 million. Kinder Morgan Energy Partners, L.P.’s obligations under these guaranties do not include Kinder Morgan Energy Partners, L.P.’s obligations in respect of the $5 million loan obtained by Mr. Shaper in connection with his retention agreement. To date, Kinder Morgan Energy Partners, L.P. has made no payment with respect to these lines of credit. Further, Kinder Morgan Energy Partners, L.P.’s involvement in these lines of credit will expire in October 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

Certain of our executive officers, including all of the named officers below, also serve as executive officers of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC. Kinder Morgan Management, LLC is the delegate of Kinder Morgan G.P., Inc. All information in this proxy statement with respect to compensation of executive officers describes the total compensation received by those persons in all capacities for us, Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, and their respective affiliates.

					Long-Term Compensation Awards
Name and Principal Position	Annual Compensation				Restricted Stock Awards(2)	Shares Underlying Options		All Other Compensation(3)
	Year	Salary	Bonus(1)
Richard D. Kinder	2002	$1	$—		$—	—		$—
Director, Chairman and Chief	2001	1	—		—	—		—
Executive Officer	2000	1	—		—	—		—

Michael C. Morgan	2002	200,000	950,000		—	—		9,584
Director, President	2001	200,000	350,000		569,900	—		7,835
	2000	200,000	300,000	(4)	498,750	150,000	(5)	10,836

C. Park Shaper	2002	200,000	950,000		—	100,000	(6)	8,336
Vice President, Treasurer and	2001	200,000	350,000		569,900	—		7,186
Chief Financial Officer	2000	175,000	—		498,750	150,000	(7)	10,836

Joseph Listengart	2002	200,000	950,000		—	—		8,336
Vice President,	2001	200,000	350,000		569,900	—		7,186
General Counsel and Secretary	2000	181,250	225,000		498,750	6,300	(8)	10,798

Deborah A. Macdonald	2002	200,000	950,000		—	50,000	(9)	8,966
President,	2001	200,000	350,000		569,900	—		32,816
Natural Gas Pipelines	2000	200,000	300,000		498,750	—		77,231

(1)	Amounts earned in year shown and paid the following year.

(2)	Represent restricted shares of our stock awarded in 2002 and 2001 that relate to performance in 2001 and 2000, respectively. Value computed as the number of shares awarded (10,000) times the closing price on date of grant ($56.99 at January 16, 2002 and $49.875 at January 17, 2001). Twenty-five percent of the shares in each grant vest on each of the first four anniversaries after the date of grant. The holders of the restricted stock awards are eligible to vote and to receive dividends declared on such shares.

(3)	For 2000, amounts represent Kinder Morgan G.P., Inc.’s contributions to the Kinder Morgan Savings Plan (a 401(k) plan), the imputed value of Kinder Morgan G.P., Inc.-paid group term life insurance exceeding $50,000, and compensation attributable to taxable moving and parking expenses allowed. For 2001, amounts represent contributions to the Kinder Morgan Savings Plan, value of group-term life insurance exceeding $50,000, parking subsidy and a $50 cash payment. For 2002, amounts represent contributions to the Kinder Morgan Savings Plan, value of group-term life insurance exceeding $50,000 and taxable parking subsidy. Ms. Macdonald’s amounts include additions in 2000 and 2001 resulting from relocation expenses.

(4)	Does not include $7,010,000 paid to Mr. Morgan under Kinder Morgan Energy Partners, L.P.’s Executive Compensation Plan described below. The payment made in 2000 was the last payment Mr. Morgan is to receive under the Executive Compensation Plan. Kinder Morgan Energy Partners, L.P. does not intend to compensate any employees providing services to them under the Executive Compensation Plan on a going-forward basis. See “Executive Compensation Plans For Us, Our Subsidiaries and Our Affiliates— Kinder Morgan Energy Partners, L.P. Executive Compensation Plan.”

(5)	The 150,000 options to purchase shares of our stock were granted and became fully vested on April 20, 2000. The options were granted to Mr. Morgan in connection with the execution of his employment agreement. The options have an exercise price of $33.125 per share. See “— Employment Agreements.”

(6)	The 100,000 options to purchase shares of our stock were granted on January 16, 2002 with an exercise price of $56.99 per share and vest at the rate of 25 percent on each of the first four anniversaries after the date of grant.

(7)	The year 2000 options to purchase shares of our stock include 25,000 options that were granted in 2001, but relate to performance in 2000. These options were granted and became fully vested on January 17, 2001 with an exercise price of $49.875 per share. The remaining 125,000 options were granted on January 20, 2000 with an exercise price of $24.75 per share. These options vest at the rate of 25 percent on each of the first four anniversaries after the date of grant.

(8)	The 6,300 options to purchase shares of our stock were granted in 2001, but relate to performance in 2000. The options were granted and became fully vested on January 17, 2001 with an exercise price of $49.875 per share.

(9)	The 50,000 options to purchase shares of our stock were granted on January 16, 2002 with an exercise price of $56.99 per share and vest at the rate of 25 percent on each of the first four anniversaries after the date of grant.

Executive Compensation Plans for Us, Our Subsidiaries and Our Affiliates

As we are required to report compensation that our named executive officers receive from our subsidiaries, we are including the following descriptions of KMGP Services Company, Inc.’s and Kinder Morgan G.P., Inc.’s compensation plans, through which certain of our named executive officers receive compensation which is included in the Summary Compensation Table above. Mr. Kinder does not receive any compensation from KMGP Services Company, Inc., Kinder Morgan G.P., Inc. or any of our other subsidiaries or affiliates.

In the following discussion, all numbers referring to Kinder Morgan Energy Partners, L.P. common units, including options to purchase common units, have been adjusted to reflect the two-for-one common unit split effected August 31, 2001.

Kinder Morgan Savings Plan

Effective July 1, 1997, Kinder Morgan G.P., Inc. established the Kinder Morgan Retirement Savings Plan, a defined contribution 401(k) plan. This plan was subsequently amended and merged to form the Kinder Morgan Savings Plan. The plan now permits all of our and KMGP Services Company, Inc.’s full-time employees to contribute one percent to 50 percent of base compensation, on a pre-tax basis, into participant accounts. In addition to a contribution by us equal to four percent of base compensation per year for most plan participants, discretionary contributions may be made by us in years when specific performance objectives are met. Kinder Morgan Energy Partners, L.P. reimburses us for its portion of all contributions we make to the plan. Certain employees’ contributions are based on collective bargaining agreements. Our contributions are made each pay period on behalf of each eligible employee. Any discretionary contributions are made during the first quarter following the performance year. All contributions, including discretionary contributions, are in the form of our common stock that is immediately convertible into other available investment vehicles at the employee’s discretion. During the first quarter of 2003, we did not make any discretionary contributions to individual accounts for 2002. All contributions, together with earnings thereon, are immediately vested and not subject to forfeiture. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement. Because levels of future compensation, participant contributions and investment yields cannot be reliably predicted over the span of time contemplated by a plan of this nature, it is impractical to estimate the annual benefits payable at retirement to the individuals named in the Summary Compensation Table above.

Kinder Morgan Energy Partners, L.P. Executive Compensation Plan

Pursuant to Kinder Morgan Energy Partners, L.P.’s Executive Compensation Plan, executive officers of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., are eligible for awards equal to a percentage of the “incentive compensation value,” which is defined as cash distributions to Kinder Morgan G.P., Inc. during the four calendar quarters preceding the date of redemption multiplied times eight (less a participant adjustment factor, if any). Under the plan, no eligible employee may receive a grant in excess of two percent of the incentive compensation value, and total awards under the plan may not exceed ten percent of the incentive compensation value. In general, participants may redeem vested awards in whole or in part from time to time by written notice. Kinder Morgan Energy Partners, L.P. has the option to pay the participant in units (provided, however, the unitholders approve the plan prior to issuing such units) or in cash. Kinder Morgan Energy Partners, L.P. may not issue more than 400,000 units in the aggregate under the plan. Units will not be issued to a participant unless such units have been listed for trading on the principal securities exchange on which the units are then listed. The plan terminates January 1, 2007, and any unredeemed awards will be automatically redeemed. The Board of Directors of Kinder Morgan G.P., Inc. may, however, terminate the plan before such date, and upon such early termination, Kinder Morgan Energy Partners, L.P. will redeem all unpaid grants of compensation at an amount equal to the highest incentive compensation value, using as the determination date any day within the previous twelve months, multiplied by 1.5. The plan was established in July 1997, and on July 1, 1997, the Board of Directors of Kinder Morgan G.P., Inc. granted an award totaling two percent of the incentive compensation value to Mr. Michael Morgan. Originally, 50 percent of such award was to vest on each of January 1, 2000 and January 1, 2002. No awards have been granted since July 1997.

On January 4, 1999, the award granted to Mr. Morgan was amended to provide for the immediate vesting and pay-out of 50 percent of his award, or one percent of the incentive compensation value. On April 28, 2000, the award granted to Mr. Morgan was amended to provide for the immediate vesting and pay-out of the remaining 50 percent of his award, or one percent of the incentive compensation value. The Board of Directors of Kinder Morgan G.P., Inc. believes that accelerating the vesting and pay-out of the award was in Kinder Morgan G.P., Inc.’s best interest because it capped the total payment Mr. Morgan was entitled to receive with respect to his award. The payment made in 2000 was the last payment Mr. Morgan is to receive under the Kinder Morgan Energy Partners, L.P. Executive Compensation Plan.

The Board of Directors of Kinder Morgan G.P., Inc. does not intend to compensate any employees providing services to Kinder Morgan Energy Partners, L.P. under the Kinder Morgan Energy Partners, L.P. Executive Compensation Plan on a going-forward basis.

Cash Balance Retirement Plan

Employees of us and our direct and indirect subsidiaries, including KMGP Services Company, Inc., are eligible to participate in a Cash Balance Retirement Plan that was put into effect on January 1, 2001. Certain employees continue to accrue benefits through a career-pay formula, “grandfathered” according to age and years of service on December 31, 2000, or collective bargaining arrangements. All other employees will accrue benefits through a personal retirement account in the Cash Balance Retirement Plan. Employees with prior service and not grandfathered converted to the Cash Balance Retirement Plan and were credited with the current fair value of any benefits they have previously accrued under the defined benefit plan. Under the Cash Balance Retirement Plan, we make contributions on behalf of participating employees equal to three percent of eligible compensation every pay period. In addition, we may make discretionary contributions to the plan based on our and Kinder Morgan Energy Partners, L.P.’s performance. Kinder Morgan Energy Partners, L.P. reimburses us for its portion of all contributions we make to the plan. In the first quarter of 2002, an additional one percent discretionary contribution was made to individual accounts relating to performance in 2001. No additional contributions will be made in 2003 for performance in 2002. Interest will be credited to the personal retirement account at the 30-year U.S. Treasury bond rate in effect each year. Employees will be fully vested in the plan after five years, and they may receive a lump sum distribution upon termination of employment or retirement.

The following table sets forth the estimated annual benefits payable under the provisions of the Cash Balance Retirement Plan upon normal retirement at age 65, assuming current remuneration levels without any salary projection and assuming participation until normal retirement at age 65, with respect to the individuals named in the Summary Compensation Table above.

Name	Current Credited Years of Service	Estimated Credited Years of Service at Age 65	Age as of Jan. 1, 2003	Current Compensation Covered by Plans	Estimated Annual Benefit Payable Upon Retirement (1)
Richard D. Kinder	2	8.8	58.2	$1	$—

Michael C. Morgan	2	32.6	34.4	200,000	62,686

C. Park Shaper	2	32.6	34.4	200,000	62,686

Joseph Listengart	2	32.4	34.6	200,000	61,928

Deborah A. Macdonald	2	15.8	51.2	200,000	15,875

(1)	The estimated annual benefits payable are based on the straight-life annuity form.

1994 Amended and Restated Kinder Morgan, Inc. Long-Term Incentive Plan

Under our 1994 Long-Term Incentive Plan, or LTIP, our Board of Directors’ Compensation Committee may grant incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, or other stock-based incentive awards. Our Board of Directors’ Compensation Committee has the sole discretion to grant awards under the LTIP to employees of us and our direct and indirect subsidiaries and to establish the terms, conditions and restrictions to which awards under the LTIP are subject.

Kinder Morgan, Inc. Amended and Restated 1999 Stock Option Plan

Under our 1999 Stock Option Plan, our employees and employees of our direct and indirect subsidiaries, including employees of KMGP Services Company, Inc., are eligible to receive grants of non-qualified options to purchase shares of our common stock. Our Board of Directors administers this option plan. The primary purpose for granting stock options under this plan to our employees and employees of our subsidiaries is to provide them with an incentive to increase the value of our common stock. A secondary purpose of the grants is to provide compensation to those employees for services rendered to our affiliates and us.

The following tables set forth certain information at December 31, 2002 and for the fiscal year then ended with respect to stock options granted to the individuals named in the Summary Compensation Table above. Mr. Shaper and Ms. Macdonald are the only persons named in the Summary Compensation Table who were granted stock options during 2002. None of these stock options were granted with an exercise price below the fair market value of the common stock on the date of grant. The options were granted on January 16, 2002 and vest at 25 percent on each of the first four anniversaries after the date of grant. The options expire 10 years after the date of grant.

STOCK OPTION GRANTS IN 2002
Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise Price Per Share	Expiration Date
					5%	10%
C. Park Shaper	100,000	8.15%	$56.99	01/16/2012	$3,584,000	$9,083,000
Deborah A. Macdonald	50,000	4.07%	$56.99	01/16/2012	$1,792,000	$4,541,500

(1)	The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $92.83 and $147.82, respectively. We express no opinion regarding whether this level of appreciation will be realized and expressly disclaim any representation to that effect.

AGGREGATED STOCK OPTION EXERCISES IN 2002 AND 2002 YEAR-END STOCK OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at 2002 Year-End		Value of Unexercised In-the-Money Options at 2002 Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael C. Morgan	—	—	275,000	62,500	$3,678,938	$1,153,594
C. Park Shaper	—	—	87,500	162,500	$1,095,000	$1,095,000
Joseph Listengart	—	—	88,800	43,750	$1,522,744	$807,516
Deborah A. Macdonald	50,000	$1,437,850	50,000	100,000	$922,875	$922,875

(1)	Calculated on the basis of the fair market value of the underlying shares at year-end, minus the exercise price.

Kinder Morgan Energy Partners, L.P. Common Unit Option Plan

Pursuant to Kinder Morgan Energy Partners, L.P.’s Common Unit Option Plan, Kinder Morgan Energy Partners, L.P.’s and its affiliates’ key personnel are eligible to receive grants of options to acquire Kinder Morgan Energy Partners, L.P.’s common units. The total number of common units available under the unit option plan is 500,000. None of the options granted under this plan may be “incentive stock options” under Section 422 of the Internal Revenue Code. If an option expires without being exercised, the number of common units covered by such option will be available for a future award. The exercise price for an option may not be less than the fair market value of a common unit on the date of grant. Either the Board of Directors of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., or a committee of that Board of Directors administers the unit option plan. The unit option plan terminates on March 5, 2008.

No individual employee may be granted options for more than 20,000 common units in any year. Kinder Morgan G.P., Inc.’s Board of Directors or the committee referred to in the prior paragraph will determine the duration and vesting of the options to employees at the time of grant. As of December 31, 2002, options to purchase 261,600 common units granted to 84 former employees of Kinder Morgan G.P., Inc., who are now employees of ours or KMGP Services Company, Inc., were outstanding. Forty percent of such options vest on the first anniversary of the date of grant and 20 percent on each anniversary thereafter. The options expire seven years from the date of grant.

The unit option plan also granted to each of Kinder Morgan G.P., Inc.’s non-employee directors as of April 1, 1998, an option to purchase 10,000 common units at an exercise price equal to the fair market value of the units at the end of the trading day on such date. In addition, each new non-employee director will receive options to acquire 10,000 common units on the first day of the month following his or her election. Under this provision, as of December 31, 2002, outstanding options to purchase 20,000 common units granted to Kinder Morgan G.P., Inc.’s three non-employee directors were outstanding. Forty percent of such options vest on the first anniversary of the date of grant and 20 percent on each anniversary thereafter. The non-employee director options will expire seven years from the date of grant.

No options to purchase common units were granted during 2002 to any of the individuals named in the Summary Compensation Table above. The following table sets forth certain information at December 31, 2002 with respect to common unit options previously granted to any of the individuals named in the Summary Compensation Table above. Mr. Listengart was the only person named in the Summary Compensation Table who has been granted common unit options. In March 1998, Mr. Listengart was granted an option to purchase 10,000 common units at an exercise price of $17.28 per common unit. No common unit options were granted at an option price below fair market value on the date of grant.

AGGREGATED COMMON UNIT OPTION EXERCISES IN 2002 AND 2002 YEAR-END COMMON UNIT OPTION VALUES

Name	Units Acquired on Exercise	Value Realized	Number of Units Underlying Unexercised Options at 2002 Year-End		Value of Unexercised In-the-Money Options at 2002 Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph Listengart	—	—	10,000	—	$177,188	—

(1)	Calculated on the basis of the fair market value of the underlying common units at year-end 2002, minus the exercise price.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2002. Specifically, the table refers to information regarding our Long-Term Incentive Plan, our Non-Employee Director Stock Option Plan, our Employee Stock Purchase Plan and our Stock Option Plan described above as of December 31, 2002.

Plan Category	Number of securities To be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,688,639	$34.82	6,953,919	(1)

Equity compensation plans not approved by security holders	—	—	—

Total	7,688,639	$34.82	6,953,919	(1)

(1)	Includes 884,308 shares available for future issuance under our Employee Stock Purchase Plan, in which our executive officers do not participate, and includes 2,655,563 shares available for future issuance under the LTIP as stock options, stock appreciation rights, restricted stock awards or other stock-based incentive awards.

Employment Agreements

Richard D. Kinder

On October 7, 1999, Mr. Kinder entered into an employment agreement with us pursuant to which he agreed to serve as our Chairman and Chief Executive Officer. His employment agreement is for a term of three years and will be extended on each anniversary of the October 7th merger date for an additional one year period. Mr. Kinder, at his initiative, accepted an annual salary of $1 per year to demonstrate his belief in our long term viability. Mr. Kinder continues to accept an annual salary of $1 per year, and, while eligible, he elects to receive no other compensation in any form. The agreement contains provisions that address termination for cause, death and disability. At his current compensation level, the maximum amount that would be paid to Mr. Kinder or his estate in the event of his termination is $750,000. In addition, with limited exceptions, Mr. Kinder is prevented from competing in any manner with us, while he is employed by us and for 12 months following the termination of his employment with us.

Michael C. Morgan

In April 2000, Mr. Morgan entered into a four-year employment agreement with us and Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. Under the employment agreement, Mr. Morgan receives an annual base salary of $200,000 and bonuses at the discretion of the compensation committee of our Board of Directors and the Board of Directors of Kinder Morgan Management, LLC. In connection with the execution of the employment agreement, Mr. Morgan no longer participates under the Kinder Morgan Energy Partners, L.P. Executive Compensation Plan. In addition, he is prevented from competing with Kinder Morgan Energy Partners, L.P. and us for a period of four years from the date of the agreement, provided Mr. Richard D. Kinder continues to serve as chief executive officer of us or our successor.

BOARD OF DIRECTORS

How are our directors compensated?

Directors who are not also our employees participate in our 1992 Stock Option Plan for Non-Employee Directors, which was amended and restated on January 17, 2001. Under this plan, each continuing director who is not one of our salaried employees, at the discretion of the Compensation Committee of our Board of Directors, may be granted an option to purchase an amount of our common stock not to exceed 10,000 shares each year. Each newly-elected director who is not one of our salaried employees, at the discretion of the Compensation Committee of our Board of Directors, may be granted an option to purchase an amount of our common stock not to exceed 20,000 shares. Options may be granted with an exercise price that is not less than 100% of the fair market value of our common stock on the date of grant, but must be at least the par value of the shares subject to the option. Options expire 10 years from the date of grant. Options granted pursuant to our 1992 Stock Option Plan for Non-Employee Directors are intended as nonqualified stock options.

On January 15, 2003, we granted each non-employee director an option to purchase 10,000 shares of our common stock in return for service on our Board of Directors in 2003. The options have an exercise price of $43.10 and vest on May 8, 2003, the date of our annual stockholders’ meeting.

At our Board of Directors’ January 2003 meeting, it was approved that each non-employee director will receive an additional $10,000 per year, paid quarterly, and that the Chairman of the Audit Committee will receive another $10,000 per year, paid quarterly, due to the increasing workload resulting from the implementation of the Sarbanes-Oxley Act of 2002.

All directors are reimbursed for reasonable travel and other expenses incurred in attending all board and/or committee meetings.

Committees

How often did our Board meet during fiscal 2002?

Our Board of Directors met eight times during fiscal 2002. Each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served.

What committees has our Board established?

Our Board of Directors has a standing Compensation Committee and Audit Committee.

As of December 31, 2002, the following members of the Board of Directors were members of the Compensation and/or Audit Committees as indicated in the table below.

NAME	COMPENSATION COMMITTEE	AUDIT COMMITTEE
Edward H. Austin		*
Charles W. Battey		*
Stewart A. Bliss		**
Ted A. Gardner	**
William J. Hybl	*
Edward Randall, III	*	*
Fayez Sarofim		*
H. A. True, III	*

*	Member
**	Chair

Compensation Committee

The Compensation Committee is charged with the management and oversight of employee benefit plans approved by our Board of Directors, employment agreements approved by our Board of Directors and the compensation of all of our directors, officers and employees. The Compensation Committee met three times during fiscal 2002.

Audit Committee

The Audit Committee’s functions are:

•	recommending to our Board of Directors the retention or discharge of our independent auditors;

•	reviewing and approving the engagement of independent auditors to conduct an audit of us, including the scope, extent and procedures of the audit and the fees to be paid therefor;

•	reviewing, in consultation with the independent auditors, the audit results and the auditors’ proposed opinion letter or audit report and any related management letter;

•	reviewing and approving our audited financial statements;

•	consulting with our independent auditors and management, together or separately, on the adequacy of our internal accounting controls and the review of the results thereof;

•	reviewing the independence of our independent auditors;

•	supervising investigations into matters within the scope of the Audit Committee’s duties; and

•	performing such other functions as may be necessary or appropriate in the efficient discharge of the Audit Committee’s duties.

The Audit Committee of our Board of Directors met four times during fiscal 2002. The Audit Committee adopted a written charter on April 20, 2000.

Audit Matters

Audit Fees.    The aggregate fees of our auditors, PricewaterhouseCoopers LLP, for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in our Forms 10-Q for that fiscal year were $655,500.

Financial Information Systems Design and Implementation Fees.    For the year ended December 31, 2002, PricewaterhouseCoopers LLP did not perform any services for us relating to financial information systems design and implementation. Accordingly, we paid PricewaterhouseCoopers LLP no fees with respect to such services.

All Other Fees.    The aggregate fees for services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2002, other than the services described above, were $456,100. These fees included $62,600 for services rendered in connection with public securities offerings and $323,800 for tax matters. PricewaterhouseCoopers LLP no longer provides internal audit services to us. These fees do not include $53,000 for services rendered to our consolidated subsidiary, Kinder Morgan Management, LLC for the audit of its annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in its Forms 10-Q for that fiscal year or $210,100 for services rendered to Kinder Morgan Management, LLC, in connection with its second public offering of its limited liability company shares and the special proxy related to the elimination of the exchange feature previously attached to Kinder Morgan Management, LLC’s shares in 2002. Kinder Morgan Energy Partners, L.P. reimbursed Kinder Morgan Management, LLC this $263,100. The members of our Board of Directors’ Audit Committee have considered whether, and believe that, the provision of these services by PricewaterhouseCoopers LLP was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Report of Audit Committee

Our Board of Directors’ Audit Committee is comprised of five “independent” members, as defined under the current listing standards of the New York Stock Exchange. The Audit Committee acts under a written charter adopted and approved by the Board of Directors on April 20, 2000.

The responsibilities of the Audit Committee include recommending to our Board of Directors an accounting firm to be engaged as independent accountants. In addition, the Audit Committee is responsible for recommending to our Board of Directors that the financial statements be included in the Annual Report to stockholders.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the review and discussions described in the above paragraph, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Stewart A. Bliss, Chairman

Edward H. Austin

Charles W. Battey

Edward Randall, III

Fayez Sarofim

Report of Compensation Committee

Our Board of Directors has a standing Compensation Committee composed of four non-employee directors. The Compensation Committee is charged with the management and oversight of employee benefit plans approved by our Board of Directors, employment agreements approved by our Board of Directors and the compensation of all of our directors, officers and employees.

The Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of ours under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report or the performance graphs by reference therein.

The Compensation Committee of our Board of Directors has furnished the following report on our executive compensation for fiscal 2002.

What is our philosophy of executive officer compensation?

Annual executive compensation is principally comprised of base salary, annual incentive and long-term stock awards. It is our philosophy to pay our executive officers a base salary, not to exceed $200,000 per year, which is below comparable positions in the marketplace. The majority of an executive officer’s compensation is allocated to the “at risk” portions of the annual incentives and long-term compensation. It is our philosophy that compensation of our executive officers and other key employees should be directly and materially tied to corporate financial performance and aligned with the interests of our stockholders. To achieve this objective, executive compensation is weighted toward cash incentives and long-term compensation payable on the basis of achieving financial targets and directly related to stock performance. Grants of stock options and restricted stock are the principal component of long-term executive compensation.

With respect to executive benefits and perquisite programs, unlike many companies, we have no executive perquisites and have no supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split dollar life insurance programs. We have no executive company cars or car allowances nor do we offer or arrange financial planning services. Additionally, we do not permit executives to fly first class unless the executive uses personal funds or frequent-flier mileage to upgrade.

Our executive compensation components are compared periodically with market information. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive with the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope of our company.

Our 1994 Long-Term Incentive Plan and our 1999 Stock Option Plan give the Compensation Committee the flexibility to grant stock options, both non-qualified and incentive, restricted stock awards, stock appreciation rights and other stock-based awards. The plans have permitted us to keep pace with changing developments in compensation and benefit programs, making us competitive with those companies that offer incentives to attract and retain employees. We currently plan to issue only non-qualified stock options and restricted stock to our executive officers, unless specific circumstances dictate otherwise.

How is our Chairman and Chief Executive Officer compensated?

At his request, Mr. Kinder, our Chairman and Chief Executive Officer, receives $1 of base salary per year. Additionally, Mr. Kinder has requested that he receive no annual bonus, stock option grants or other compensation. He wishes to be rewarded strictly on the basis of stock performance which impacts the value of his holdings of our common stock.

How are we addressing Internal Revenue Code limits on deductibility of compensation?

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for our Chief Executive Officer and our additional four highest paid executive officers to $1,000,000 of cash compensation per year. If certain conditions are met, compensation may be excluded from consideration of the $1,000,000 limit. Since our current management was placed in October, 1999, annual cash compensation of our individual executive officers has historically been below $1,000,000. This year will be the first year, since current management was placed, that cash compensation to certain of our executives will exceed $1,000,000. Cash bonuses of $950,000 were awarded to four of our executive officers for services provided by such executive officers in 2002. Since these bonuses were paid under our stockholder approved 2000 Annual Incentive Plan as a result of reaching designated financial targets established at our January 2002 Board of Directors’ Compensation Committee meeting, we believe that all cash compensation paid to our executives will be deductible.

Compensation Committee

Ted A. Gardner, Chairman

William J. Hybl

Edward Randall, III

H. A. True, III

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees.

PERFORMANCE GRAPHS

Comparison of Five-Year Cumulative Total Return

The following performance graph compares the performance of our common stock to the Standard & Poor’s 500 Stock Index and to the Standard & Poor’s 500 Gas Utilities Index for our last five fiscal years. The graph assumes that the value of the investment in our common stock and each index was $100 at December 31, 1997, and that all dividends were reinvested. Total net return to our stockholders in 2002 was negative 23.55 percent (-23.55%), as compared to an average return of negative 22.10 percent (-22.10%) for the Standard & Poor’s 500 Stock Index and of negative 42.04 percent (-42.04%) for the Standard & Poor’s 500 Gas Utilities Index for the same period.

FIVE-YEAR CUMULATIVE TOTAL RETURN

Based on investment of $100 beginning December 31, 1997

with dividends reinvested

Company / Index	Base Period Dec 97	INDEXED RETURNS ($) Years Ending
		Dec 98	Dec 99	Dec 00	Dec 01	Dec 02
KINDER MORGAN, INC.	100	68.97	59.53	154.84	165.85	126.79
S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10
S&P 500 GAS UTILITIES	100	109.18	137.48	212.19	162.92	94.43

Comparison of Cumulative Total Return with Our Current Management

The following performance graph compares the performance of our common stock to the Standard & Poor’s 500 Stock Index and to the Standard & Poor’s 500 Gas Utilities Index from July 8, 1999 through December 31, 2002. July 8, 1999 was the date that the acquisition of Kinder Morgan (Delaware), Inc. was announced and it was proposed that our current management would operate our business following that transaction. The graph assumes that the value of the investment in our common stock and each index was $100 at July 8, 1999, and that all dividends were reinvested.

CUMULATIVE TOTAL RETURN WITH OUR CURRENT MANAGEMENT

Based on investment of $100 beginning July 8, 1999

with dividends reinvested

Company / Index	Base Period 8 Jul 99	INDEXED RETURNS ($)
		Dec 99	Dec 00	Dec 01	Dec 02
KINDER MORGAN, INC.	100	167.53	435.79	466.77	356.83
S&P 500 INDEX	100	106.03	96.38	84.92	66.15
S&P 500 GAS UTILITIES	100	97.33	150.22	115.35	66.86

ITEM 1

ELECTION OF DIRECTORS

Directors Standing for Election

Our Board of Directors is currently divided into three classes, with the classes having three-year terms that expire in successive years. The current term of the directors in Class I expires at the annual meeting. Our Board of Directors proposes that the nominees listed below, all of whom are currently serving as Class I directors, be re-elected for a new term of three years and until their successors are duly elected and qualified.

Each of the nominees has consented to serve a three-year term. If any of them becomes unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our Board of Directors.

Class I Directors

The directors standing for election are:

Richard D. Kinder

Director since October 1999; also from 1998 to June 1999 - Age 58

Mr. Kinder has been the Chairman of our Board of Directors and Chief Executive Officer since October 7, 1999. In addition, Mr. Kinder has been a Director, the Chairman of the Board of Directors and Chief Executive Officer of our indirectly, wholly-owned subsidiaries, Kinder Morgan G.P., Inc. and Kinder Morgan Management, LLC, since February 1997 and February 2001, respectively. Mr. Kinder is also a director of Baker Hughes Incorporated.

Edward H. Austin, Jr.

Director since 1994 - Age 61

Mr. Austin has served as a Director and Executive Vice President of Austin, Calvert & Flavin, Inc., an investment advisory firm based in San Antonio, Texas since August 1999. For the five years prior to August 1999, Mr. Austin was a Vice President of Austin, Calvert & Flavin, Inc. Austin, Calvert & Flavin, Inc. is a wholly owned subsidiary of Waddell & Reed Financial, Inc.

William J. Hybl

Director since 1988 - Age 60

Mr. Hybl has been the Chairman, Chief Executive Officer and a Trustee of El Pomar Foundation, a charitable foundation based in Colorado Springs, Colorado for the past five years. Mr. Hybl is also a director of USAA, FirstBank Holding Company of Colorado, and Garden City Company.

Ted A. Gardner

Director since 1999 - Age 45

Mr. Gardner has been a Managing Partner of Wachovia Capital Partners and a Senior Vice President of Wachovia Corporation since 1990. Mr. Gardner is also a director of Encore Acquisition Company. Wachovia Securities, Inc., an affiliate of Wachovia Corporation, has provided investment banking services to us and our affiliates.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL FOUR NOMINEES FOR CLASS I DIRECTORS.

Directors Continuing In Office

Class II Directors

The following Class II Directors were elected at our 2001 annual meeting for terms ending in 2004:

Charles W. Battey

Director since 1971 - Age 71

Mr. Battey has been an independent consultant and an active community volunteer based in Kansas City for the past five years. Mr. Battey is also a director of SIT International Mutual Fund. Mr. Battey was Chairman of our Board from 1989 to 1996, and our Chief Executive Officer from 1989 to 1994.

H. A. True, III

Director since 1991 - Age 60

Mr. True has been an owner, officer and director of the True Companies, which are involved in energy, agriculture and financing, and based in Casper, Wyoming for the past seven years. Mr. True is Vice Chairman of Midland Financial Corporation.

Fayez Sarofim

Director since 1999 - Age 74

Mr. Sarofim has been President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm, since he founded it in 1958. Mr. Sarofim is a director of Unitrin, Inc. and Argonaut Group, Inc.

Class III Directors

Except as set forth below, the Class III Directors were elected at our 2002 annual meeting for terms ending in 2005.

Michael C. Morgan

Director since 2003 - Age 34

Mr. Morgan is President of Kinder Morgan Management, LLC, Kinder Morgan G.P., Inc. and us. Mr. Morgan was elected to each of these positions in July 2001. Mr. Morgan served as Vice President-Strategy and Investor Relations of Kinder Morgan Management, LLC from February 2001 to July 2001. He served as Vice President-Strategy and Investor Relations of us and Kinder Morgan G.P., Inc. from January 2000 to July 2001. He served as Vice President, Corporate Development of Kinder Morgan G.P., Inc. from February 1997 to January 2000. Mr. Morgan was our Vice President Corporate Development from October 1999 to January 2000.

Mr. Morgan was, in accordance with our By-Laws, elected as a Class III Director at our January 15, 2003 Board of Directors meeting to fill the vacancy created by the resignation of William V. Morgan. Mr. Michael Morgan was elected for a term ending in 2005.

Stewart A. Bliss

Director since 1993 - Age 69

Mr. Bliss has been an Independent Financial Consultant and Senior Business Advisor in Denver, Colorado for the past ten years. Mr. Bliss served on the Board for the Colorado State Board of Agriculture, the Governing Board for the Colorado State University System, from 1999 to February 2001 and was President of the Board from 1999 to 2001. Mr. Bliss served as our Interim Chairman and Chief Executive Officer from July to October of 1999.

Edward Randall, III

Director since 1994 - Age 76

Mr. Randall has been a private investor for the past five years. Mr. Randall is also a director of EOG Resources, Inc.

ITEM 2

PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS

We have selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP has served as our independent auditors since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2002 included the examination of our consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and services in connection with consultations on various tax matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event stockholders do not ratify the appointment, the selection will be reconsidered by the Audit Committee and our Board of Directors.

ITEM 3

STOCKHOLDER PROPOSAL RELATING TO INDEXED STOCK OPTIONS

The International Brotherhood of Electrical Workers’ Pension Benefit Fund of 1125 Fifteenth Street, N.W., Washington, D.C. 20005 is the holder of 5,500 shares of our common stock and has caused the following proposal to be included in this proxy statement. We are not responsible for the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in Our Board of Directors’ Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

Stockholder Proposal

“Resolved, that the shareholders of Kinder Morgan, Inc. (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less that its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.”

OUR BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO STOCKHOLDER PROPOSAL

The Compensation Committee of our Board of Directors is composed of four non-employee directors who administer our executive compensation program. The Committee seeks to ensure that our executive compensation package provides appropriate links between executive compensation and the performance of our company, aligns the interests of executives with those of stockholders and is competitive with the companies we compete with for executive talent.

The Committee gave appropriate consideration to the stockholder proposal and does not believe that it is in the best interest of our stockholders to use a “peer group” indexed stock option plan where the option exercise price would increase or decrease based on changes in the applicable index.

Our current stock option plan, which sets the exercise price of options to be equal to the market price of our common stock on the date of grant, aligns the interests of executives with those of stockholders. Under our stock option plan, an executive’s compensation is directly dependent on the long term performance of our common stock. Our executives do not realize a gain on their stock options, which are subject to an extended vesting schedule, without a sustained increase in the price of our common stock that benefits all stockholders.

Contrary to the stockholder proposal, we do not believe that a “peer group” indexed stock option plan would necessarily motivate executives to achieve long term corporate value maximization goals consistent with those of stockholders. In fact, we believe that the alignment of the interests of executives with those of stockholders is less clear under an indexed stock option plan, particularly when the option exercise price decreases with a decline in the applicable index. In this instance, an executive benefits from a decline in the index while stockholders do not. Stated plainly, if the stock price of our “peer group” is down 55% while our stock price is only down 50%, we do not believe that executives should accrue additional value in their options, as the actual value of our stock has declined. Additionally, while the stockholder proposal indicates that the use of a “peer group” indexed option plan would decrease the pressure to reprice executives’ options, we have not, since our current management took over, repriced an option, nor do we intend to reprice any options in the future. Further, we believe that our stock option program is tempered more than the stock option programs of our competitors because of the fact that since our current management took over in October 1999, our Chairman and CEO, who receives $1.00 in annual salary and is eligible but elects not to receive any additional compensation of any form, has not participated, and will not participate in the future, in any Company sponsored stock option plan. As a consequence of the poor alignment of interests with stockholders generally, indexed stock options are not widely used, particularly by those with whom we compete for executive talent.

The Compensation Committee regularly compares executive compensation with compensation levels at similar companies to assure the appropriateness, from a competitive standpoint, of base salary, bonus and long-term compensation, including stock options. We believe that we must offer a competitive compensation program to attract and retain the most qualified executives to manage our business. Many companies with which we compete offer compensation in the form of stock options. We believe that nearly all comparable companies offer stock options that have an exercise price equal to the market price on the date of the grant, as is currently the case for us.

If we implemented an indexed stock option plan, as called for in the stockholder proposal, our stock option program would likely be more difficult for executives and prospective executives to assess relative to the stock option programs of other comparable companies, and we believe, consequently, that we would be at a competitive disadvantage in attracting and retaining the most qualified executives. To offset such uncertainty in a stock option plan, we might have to increase the cash portion of our executive compensation package, thereby reducing the connection between executive compensation and stockholder value, or alternatively, increase the number of stock options granted, thereby increasing the dilutive effect upon existing stockholders’ equity investments, all of which goes against the compensation philosophy that we have used since our current management took over in late 1999. Our executive compensation program is very unique since we cap our executives’ base salaries at $200,000, pay attractive bonuses when we meet or exceed our financial targets, and provide for equity participation through stock options and restricted stock. At the same time, we have no executive perquisite plan and offer no deferral or other special benefit plans.

In sum, we believe that our existing executive compensation policy aligns executive incentives with the long-term interests of our stockholders. We also believe that the stockholder proposal would undermine the long-term interests of our stockholders by impairing this alignment and by adversely affecting our ability to attract and retain the most qualified executives needed to manage our business. Generally, we believe the indexed stock options, as proposed in the stockholder proposal, would be contrary to the interests of our stockholders.

The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL RELATING TO INDEXED STOCK OPTIONS FOR THE REASONS DESCRIBED ABOVE.

ITEM 4

STOCKHOLDER PROPOSAL RELATING TO EXPENSING STOCK OPTIONS

The Central Laborers’ Pension, Welfare & Annuity Funds of P. O. Box 1267, Jacksonville, IL 62651, is the holder of 800 shares of our common stock and has caused the following proposal to be included in this proxy statement. We are not responsible for the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in Our Board of Directors’ Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

Stockholder Proposal

“Resolved, that the shareholders of Kinder Morgan, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

OUR BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO STOCKHOLDER PROPOSAL

Our Board of Directors has carefully considered the changes suggested in the stockholder proposal and does not believe that it is in the best interests of our stockholders to record stock option expenses in our income statement at this time.

There is considerable ongoing debate regarding accounting for stock options. This debate may well be resolved by the accounting standard setters in the relatively near future. We account for stock options in accordance with Generally Accepted Accounting Principles, or GAAP, and we believe that it would be premature for us to change our accounting until this issue is resolved. We believe that most, if not all, of our primary competitors do not recognize expense for stock options in their income statements and, consequently, that a decision by us to expense stock options at this time would disadvantage our stockholders by making it more difficult for investors to compare our performance to that of our competitors. If the current debate results in new accounting rules that require the expensing of stock options we will, of course, comply.

We currently account for our stock-based compensation costs in accordance with GAAP. We already reflect the impact of stock options in our calculation of diluted earnings per share. For 2002, 2001 and 2000, stock options (net of cancellations) have diluted earnings per share by 0.99%, 1.45% and 0.84%, respectively. The dilutive impact of stock options is accurately reflected in the increased shares used to calculate diluted earnings per share, and we believe it is inappropriate to record compensation expense in addition to the increase in the share count.

Additionally, we do not believe that expensing stock options is the best accounting practice, because it increases the disconnect between cash flow and earnings. Since our current management took over in October of 1999, we have focused not only on increasing earnings, but also on increasing cash flow. We believe that earnings should follow cash whenever possible. When earnings do not follow cash a company’s earnings become a much less meaningful measure of a company’s health. The expensing of stock options, which is a non-cash expense, causes earnings to not follow cash, increases the disconnect between cash flow and earnings, and ultimately makes earnings a less meaningful measure of a company’s health. However, including the dilutive impact of stock options in the calculation of fully diluted earnings per share accurately represents the impact of stock options as a dilution of ownership.

Current accounting rules give companies the choice of accounting for stock options using the intrinsic value method, which generally results in recording no expense for fixed stock option awards, or the fair value method, which generally results in expense recognition for all options. Accounting rules further require that the impact of the fair value method be disclosed in the footnotes to the financial statements if the intrinsic value method is used. We are in full compliance with current accounting rules.

Most public companies, including us, account for employee stock-based compensation, including stock options, using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Generally, option awards have zero intrinsic value on the date of grant because, as is required under our stock option plan, the exercise price is set to be equal to the market price of the stock on that date. In addition, substantially all of the options granted to our employees are subject to vesting and cannot be exercised on the grant date, therefore our Board of Directors believes the “intrinsic value” method provides both a transparent and accurate picture of our earnings.

The fair value method, prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Compensation,” (“SFAS No. 123”) computes compensation expense based on the fair value of the option at the date of grant. “Fair value” is determined using an option-pricing model that takes into account multiple factors in estimating value. However, no uniform or conventional methodology is mandated for computing fair value, and the provisions of SFAS No. 123 related to fair value calculation are subject to wide interpretation which can have a material impact on the calculation of expense.

Additionally, Financial Accounting Standards Board (“FASB”) has issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123,” (“SFAS No. 148”) which redefines the transition provisions for companies electing to adopt the fair value method and also expands disclosure requirements to quarterly filings for those companies retaining the intrinsic value method. SFAS No. 148 does not require the adoption of the fair value method. The FASB has also announced its intent to monitor carefully public response to the International Accounting Standards proposal for expensing stock options. Based on this response, the FASB will determine whether or not to further re-evaluate the provisions of SFAS No. 123. The additional study by the FASB could provide more information on appropriate ranges for the assumptions impacting the calculation of fair value.

We believe that there are serious shortcomings in the methodologies that corporations can use to value employee stock options. One of the most widely used methods, the Black-Scholes model, was developed in 1973 to value short term, publicly traded options and warrants. It was never intended to be used to value employee stock options, which are not freely tradable and have unique attributes that are not contemplated by the Black-Scholes model. Included among these attributes are longer terms (generally 10 years), vesting and forfeiture provisions, and non-transferability. In addition, many optionees can become subject to company imposed trading “black-out” periods during which they cannot sell the underlying stock acquired in an option exercise. The valuation determined through use of the Black-Scholes model is also highly dependent upon subjective estimates such as stock price volatility, dividend expectations and interest rate forecasts.

Our Board of Directors believes it is generally in the best interest of our stockholders for us to follow the most widely used industry practice when given a choice under accounting rules, and to the extent there is uncertainty and debate, to await consensus and/or FASB direction prior to implementing any material change. The uncertainties associated with a current adoption of SFAS No. 123 may lead to financial statements that are not comparable. Consequently, our Board of Directors has determined that the intrinsic value method remains the preferable choice, both because it is currently the most widely used standard and because it provides complete information to evaluate us with or without the inclusion of stock options as an expense. While an estimated value of expense for stock options is not included in our consolidated statement of earnings, the impact of the potential expenses is clearly disclosed in the notes to the consolidated financial statements giving investors information necessary to evaluate our earnings under the alternate methodology. As reflected in Note 1(R) of the notes to our consolidated financial statements, use of the fair value method would have had an estimated earnings impact of 12 cents per diluted share in fiscal 2002.

In summary, we share the desire to have accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to this issue. We believe the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options and await consensus and clarity on whether, and if so, how, to expense stock options. We currently reflect the impact of stock options in an appropriate manner and in accordance with GAAP in our financial statements and footnote disclosures. We believe that adopting a methodology that is out-of-step with our competitors would make it difficult for investors to assess our financial performance and would not be in the best interests of our stockholders. We believe that our stock option disclosures provide investors the information necessary to make sound judgments as to the impact of stock options on our financial results. If GAAP is modified to require the expensing of stock options, we will make any necessary changes in our accounting practices.

The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL RELATING TO EXPENSING STOCK OPTIONS FOR THE REASONS DESCRIBED ABOVE.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for Our 2004 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2004 may do so by following the procedures prescribed in Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our Secretary at 500 Dallas, Suite 1000, Houston, TX 77002 no later than December 4, 2003.

Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2004 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2004 annual meeting, must provide written notice. Such notice should be addressed to the Secretary and received at our principal executive offices not later than February 17, 2004.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED APRIL 3, 2003. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

We will provide without charge to you upon your request, a copy (without exhibits) of our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. You may also obtain copies of exhibits to our Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. Requests for copies should be addressed to Kinder Morgan, Inc., Attn: Investor Relations, 500 Dallas, Suite 1000, Houston, Texas 77002.

Householding of Proxy Materials

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please send your request to Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, TX 77002, Attn: Investor Relations, visit our website www.kindermorgan.com, or call us at 713-369-9001.

C/O PROXY SERVICES

P.O. BOX 9112

FARMINGDALE, NY 11735

VOTE BY INTERNET–www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE–1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kinder Morgan, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                    KINDER            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KINDER MORGAN, INC.

The Board of Directors unanimously recommends

a vote FOR Items 1 and 2.

Vote On Directors

Item 1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	Nominees:	☐	☐	☐
01) Richard D. Kinder 02) Edward H. Austin, Jr. 03) William J. Hybl 04) Ted A. Gardner

Vote On Proposals		For	Against	Abstain

Item 2.	A proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2003.	☐	☐	☐

The Board of Directors unanimously recommends a vote AGAINST Items 3 and 4.		For	Against	Abstain

Item 3. Stockholder proposal relating to indexed stock options.		☐	☐	☐

Item 4. Stockholder proposal relating to expensing stock options.		☐	☐	☐

Check this box if you have comments or a change of address and use the back of this card. ☐	NOTE: Your signature should conform to your name as printed hereon.

	Yes	No		Yes	No
HOUSEHOLDING ELECTION–Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐	Please indicate if you plan to attend this meeting.	☐	☐

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Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

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Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope

PROXY

KINDER MORGAN, INC.–ANNUAL MEETING–May 8, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

KINDER MORGAN, INC.

The undersigned, whose signature appears on the reverse, hereby appoints RICHARD D. KINDER and JOSEPH LISTENGART and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of KINDER MORGAN, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 8, 2003, and at any and all adjournments thereof, on all matters that may properly come before the meeting. Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1 and 2 and against items 3 and 4. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments thereof. To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this card on the reverse side, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope. If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

             YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN

AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS PLUS HELP

THE COMPANY AVOID ADDITIONAL EXPENSES.

SEE REVERSE SIDE